Exhibit 99.1

Tribune Media Agrees to Sell Tribune Tower to CIM Group

Sale Expected to Close in the Third Quarter of 2016

CHICAGO, Aug. 30, 2016—Tribune Media Company (NYSE: TRCO) today announced that an agreement has been reached to sell Tribune Tower in Chicago to CIM Group for $205 million paid in cash at closing and an additional payment of up to $35 million contingent upon the satisfaction of certain conditions, for total consideration of up to $240 million. The sale is expected to close in the third quarter of 2016. Built in 1925, the iconic building is 35 stories high and has nearly 740,000 square feet of space. The sale also includes a 36,000-square-foot development site located directly to the east of Tribune Tower, fronting Cityfront Plaza.

“Tribune Tower has been a unique part of Chicago’s skyline since the 1920s,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “It is a gem of architectural and structural accomplishment and a constant reminder of the important role that Tribune has played in the development of the city itself.

“Nonetheless, monetizing the significant assets of Tribune Media’s real estate portfolio is a strategic priority for the company and we are extremely pleased with the outcome of this sales process,” Liguori continued. “Importantly, we’re achieving prices consistent with the $1 billion valuation of our portfolio.”

Since the beginning of the year, Tribune Media has sold several smaller properties in markets ranging from South Florida to Seattle for gross proceeds of approximately $89 million. Earlier this year, the company announced that it had agreements to sell the north block of the Los Angeles Times Square property and the nearby Olympic printing plant, both in Los Angeles. Those sales are also expected to close in the third quarter of 2016.

“Tribune Tower is a prominent property with a rich history that has been a feature of the Chicago skyline for nearly a century. It’s in an area that, today, is attracting new businesses and residents,” said Avi Shemesh, Co-Founder and Principal of CIM Group. “After being active in the Chicago market for more than a decade, we have recently made several compelling investments that have expanded our growing presence in the city.”

CIM Group is a leading real estate and infrastructure firm that invests in dynamic and densely populated communities throughout North America. As an experienced owner and manager of historic properties, CIM works to maintain their integrity through refurbishment and repositioning in order to add to the overall vibrancy and value within a given community. CIM’s investments in Chicago include Block Thirty Seven, Marquee at Block 37, and 440 S. LaSalle, among others. CIM has had notable success with similar properties in both downtown Los Angeles and Manhattan.

###

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching more than 50 million households, national entertainment network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of video, music and sports metadata, powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

About CIM Group

CIM Group is a leading real estate and infrastructure investment firm that since 1994 has systematically and successfully invested in dynamic and densely populated communities throughout North America. CIM Group draws on its experienced team of real estate, investment and finance professionals to identify and pursue investment opportunities in five strategic categories: repositioning and development projects, well-positioned operating properties, value-add properties, debt, and infrastructure. Headquartered in Los Angeles, CIM maintains regional offices in New York, the San Francisco Bay Area, Metropolitan Washington, D.C. Area, and Dallas. For more information, please visit www.cimgroup.com

MEDIA CONTACT:

Karen Diehl

Diehl Communications

(310) 741-9097

karen@diehlcommunications.com